EXHIBIT 99.2

November 19, 2010

Re: 2010 Director Election Results
Dear Seattle Bank Members,
The Federal Home Loan Bank of Seattle (Seattle Bank) is pleased to announce the results of its 2010 Board of Directors elections, including the elections of member directors in Idaho and Wyoming and the district-wide election of two independent directors.

▪	Park Price, president, chief executive officer, and a director of Bank of Idaho in Idaho Falls, Idaho, was re-elected to represent Idaho members for a new four-year term expiring December 31, 2014.

▪	David J. Ferries, president and chief executive officer of First Federal Savings Bank in Sheridan, Wyoming, was elected to represent Wyoming members for a four-year term expiring December 31, 2014.

▪	Marianne M. Emerson, chief information officer for the Seattle Housing Authority in Seattle, Washington, was re-elected to a new one-year independent directorship expiring December 31, 2011.

▪	Jack T. Riggs, MD, of Coeur d'Alene, Idaho, was re-elected to a new four-year independent directorship expiring December 31, 2014.

We welcome Mr. Ferries to the Seattle Bank's Board of Directors and congratulate Mr. Price, Ms. Emerson, and Dr. Riggs on their re-elections to the board. We also extend our sincere appreciation to Daniel R. Fauske, chief executive officer and executive director of the Alaska Housing Finance Corporation, for his seven years of service as a Seattle Bank independent director.
We appreciate your participation in the director election process and your ongoing support of the Seattle Bank. Please refer to the elected directors' qualifications and election results provided with this Member News for more detailed information.

Sincerely,
/s/ William V. Humphreys
William V. Humphreys
Chairman of the Board

/s/ Steven R. Horton
Steven R. Horton
Acting President and Chief Executive Officer

2010 MEMBER DIRECTOR ELECTION RESULTS

Idaho (By Default)
☒	Park Price, president, chief executive officer, and director, Bank of Idaho, Idaho Falls, Idaho; Term expiration date: December 31, 2014
Wyoming
Total number of eligible votes state-wide: 57,389 eligible votes
Total number of ballots received and votes cast: 26 valid ballots received on or before November 15, 2010, with a total of 44,019 votes cast
0 void ballots received after November 15, 2010
☒	David J. Ferries, president and chief executive officer, First Federal Savings Bank, Sheridan, Wyoming, 26,169 votes received; Term expiration date: December 31, 2014
John J. Coyne, Jr., Chairman, president and CEO, Big Horn Federal Savings Bank, Greybull, Wyoming, 12,838 votes received
Clarence W. Elkin, president, board member, and majority owner, Summit National Bank, Hulett, Wyoming, 5,012 votes received

2010 Independent Director Election Results

Independent Director Election District-Wide Statistics
Total number of eligible votes district-wide: 2,730,764
Total number of ballots received and votes cast: 190 valid ballots received on or before November 15, 2010, with a total of 2,782,025 votes cast
2 void ballots received after 11/15/10 or incomplete
☒	Jack T. Riggs, MD, Coeur d'Alene, Idaho 1,042,261 votes received; Term expiration date: December 31, 2014
☒	Marianne M. Emerson, chief information officer, Seattle Housing Authority, Seattle Washington 959,950 votes received; Term expiration date: December 31, 2011
Daniel R. Fauske, chief executive officer and executive director, Alaska Housing Finance Corporation, Anchorage, Alasks 779,814 votes received

☒    Indicates Director(s) Elected

Elected Director Qualifications
The Seattle Bank's Board of Directors comprises financial service, business, and community leaders from across our district. The 2011 Board of Directors will include 14 directors: eight member directors and six independent directors. Two of the independent directors have been designated as public interest directors.

▪	Member directors must be officers or directors of Seattle Bank member institutions.

▪
Independent directors are required to have knowledge or experience in one or more of the following areas: auditing and accounting, derivatives, financial management, organizational management, project development, risk management practices, or the law.

▪
Public interest directors are required to have at least four years experience representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

Park Price is president, chief executive officer, and a director of Bank of Idaho, an independent community bank in Idaho Falls, Idaho, and a Seattle Bank member institution. Mr. Price also serves as a director of Delta Dental Plan of Idaho. In addition, he has served as a director of Western Independent Bankers and West One Bank, Idaho / U.S. Bank, Idaho, and on the Advisory Council of the Federal Reserve Bank of San Francisco. He has also served on the boards of numerous other business and civic organizations, including: Idaho Association of Commerce and Industry, Idaho Community Foundation, and Idaho Business Coalition for Education Excellence. Mr. Price holds a bachelor's degree in economics from Dartmouth
David J. Ferries is president and chief executive officer of First Federal Savings Bank of Sheridan, Wyoming, and a Seattle Bank member institution. Prior to joining First Federal Savings Bank in 2002, Mr. Ferries was senior vice president of First Interstate Bank in Billings, Montana, where he held a variety of increasingly responsible positions during his 17-year tenure. He is a director of the Sheridan Economic and Educational Development Authority Joint Powers Board, Forward Sheridan, Inc., Northern Wyoming Community College Foundation, and Whitney Benefits Advisory Council. He has also served as a director of many other civic and professional organizations, including Fannie Mae National Depository Board. Mr. Ferries has a bachelor's of science degree in economics from Rocky Mountain College and a master's degree in business administration from the University of Montana.
Jack T. Riggs is a board-certified emergency medicine physician. Since 2005, he has been the chief executive officer of Pita Pit, Inc., franchiser of Pita Pit restaurants in the United States. In addition to his professional and entrepreneurial experience, Dr. Riggs served as an Idaho State Senator from 1996 to 2000 and as the state's Lieutenant Governor from 2001 to 2003. He has also served on the Idaho State Board of Health and Welfare. Dr. Riggs is a graduate of the University of Idaho and the University of Washington School of Medicine.
Marianne M. Emerson is chief information officer for the Seattle Housing Authority. Prior to joining the Seattle Housing Authority, she served as chief information officer at the Federal Reserve Board in Washington, D.C. She joined the central bank of the United States in 1982 and held a number of IT leadership positions during her tenure there. Ms. Emerson earned a bachelor's degree from Bryn Mawr College and a master of science and a master of business administration degree from the University of Maryland. She has also served as an adjunct lecturer in information security at the Smith School of Business at the University of Maryland.
Directors generally serve four-year terms, which are staggered to help ensure continuity in corporate governance. Some directors may serve shorter terms so that approximately one-fourth of the terms will expire each year.